Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Agreement in Principle with Majority of First- and Second-Lien
Lenders to Establish Cetera Financial Group as Wholly-Owned by Restructured Privately-Held Company
and Obtain a $150,000,000 New Investment

As Part of Agreement, RCS Capital to Implement Prearranged Chapter 11 Filing

Cetera's Member Broker-Dealer Firms will not be Involved with the Contemplated Chapter 11 Filing

Majority of Lenders Agree in Principle to Invest $150 Million in Additional Working Capital to Enable Significant
Ongoing Investment in Cetera Financial Group

Agreement Includes a Retention Program for Cetera Financial Group-Affiliated Advisors and Key Employees Made
Up of Cash and Equity in Restructured RCS Capital

Restructuring Contemplates a Reduction of Indebtedness and Preferred Stock in Excess of $500 Million

RCS Capital Further Announces Sale of Hatteras, Continuing Progress Toward Sale or Wind-Down of Remaining Non-Core Assets

Appointment of Bradley Scher, Managing Member of Ocean Ridge Capital Advisors, LLC,

as New Independent Member of RCS Capital’s Board of Directors

NEW YORK, January 4, 2016– RCS Capital Corporation (“RCS Capital” or the “Company”) (NYSE: RCAP) today announced that it has reached an agreement in principle with certain of its key stakeholders for a new investment of $150 million and the restructuring of its debt and capital structure. This agreement, which is supported by a steering committee of first- and second-lien lenders representing a majority of the principal amount outstanding, will allow the Company to restructure its debt and balance sheet and to focus on its retail advice division, Cetera Financial Group (“Cetera”), one of the nation’s leading networks of independent broker-dealer firms. The Company expects the restructuring to position Cetera for long-term profitable growth under its existing senior management team, which will continue to be led by R. Lawrence “Larry” Roth as Chief Executive Officer of Cetera.

To implement its financial restructuring, RCS Capital intends to file a voluntary petition for a prearranged Chapter 11 bankruptcy in late January 2016.  Pursuant to that filing, RCS Capital and its senior secured lenders have agreed to pursue an expedited schedule for the Company’s emergence from Chapter 11. Cetera's member broker-dealer firms will not be involved with the contemplated Chapter 11 filing. RCS Capital’s expectation is that Cetera’s current employees, advisors and trade vendors will not be affected by RCS Capital’s bankruptcy. As such, it is expected to remain business-as-usual for Cetera’s employees as well as the advisors and the institutions that Cetera supports.

The purpose of the Chapter 11 filing is to improve RCS Capital’s balance sheet and capital structure by eliminating certain non-core assets and liabilities. Pursuant to the Chapter 11 filing, most of RCS Capital’s corporate overhead expenses and other liabilities (other than the restructured indebtedness owed to its post-proceeding first- and second-lien secured creditors) will be discharged and eliminated in the Chapter 11. The contemplated Chapter 11 restructuring will eliminate the common and preferred equity of RCS Capital. Other than the new proposed equity retention program for Cetera financial advisors and key employees, substantially all of the equity of the Company following the restructuring will be owned by the current first and second lien lenders.

The proposed balance sheet restructuring has support from holders representing a majority in principal amount of first- and second-lien lenders and contemplates a reduction of debt and the elimination of preferred stock representing in excess of $500 million in the aggregate. The Company further announced, as an integral part of the balance sheet restructuring, that a group of its lenders have agreed in principle to invest $150 million in new working capital into Cetera which the Company and the Cetera senior leadership team intends to deploy to make continued significant investments in technology, advisor growth and service enhancements in what is already an industry-leading platform for the financial institutions and financial advisors Cetera supports.

The agreement includes a retention program for Cetera Financial Group-affiliated advisors and key employees made up of cash and equity in the new post-bankruptcy company. Cetera and RCS Capital’s lenders have agreed in principle that the reorganization will protect the current deferred compensation arrangements. The restructuring and new investment is subject to the negotiation and execution of definitive documentation, regulatory, court and other approvals and obtaining the approval of the requisite first- and second lien-lenders and is expected to be completed during the second quarter of 2016.

R. Lawrence “Larry” Roth, who will continue to serve as Chief Executive Officer of Cetera, commented, “RCS Capital’s announcement today defines the path for transforming Cetera in to a private, independently run organization that is dedicated exclusively to the financial advisors and financial institutions we support. The restructuring marks a fresh start that will place the issues of the past months firmly behind Cetera, while providing the financial advisor network with the capital and operational structure to profitably grow its market leadership. We will move forward by continuing to invest in exceptional tools, resources and platforms for independent financial advisors and financial institutions-based investment management programs across the country.”

Mr. Roth continued, “Thanks to its autonomous operating and financial structure within the RCS Capital framework, Cetera has generated sufficient capital funding and solid cash flows from our well-established broker-dealer firms. We expect to use the anticipated $150 million of new working capital obtained through this agreement to further cement Cetera’s market position as a dynamic, forward-thinking, and advisor- and client- driven provider of investment advice to retail clients. Given this important context, we emphasize to the advisors and institutions we support that we do not expect the proposed restructuring of RCS Capital to impact the existing deferred compensation plans or other related compensation plans at Cetera, which are expected to remain in effect in their current form.”

RCS Capital also announced today that, over the past several months, the Company has made substantial progress in selling or closing non-core assets of the Company in addition to other corporate governance and leadership changes. These steps included:

•	Winding down Realty Capital Securities wholesale distribution business, a process which began earlier last month and is expected to be completed by the end of the first quarter;
•	Winding down RCS Capital’s investment banking, capital markets and related advisory services business;
•	The sale of Hatteras for $5.5 million to its prior owners and management and the elimination of approximately $20 million of earn out liabilities which is expected to close during the first quarter of 2016;
•	Entering into a letter of intent to sell SK Research to prior owners and management, which sale is expected to close later this month;
•	Evaluation of strategic alternatives for its transfer agency business, American National Stock Transfer and its electronic subscription processing and cybersecurity business, Docupace Technologies; and

•	Winding down DirectVest crowdfunding platform and sale of Trupoly white-label investor relationship portal.

In addition, the Company announced that it has entered into forbearance agreements with a majority of first and second lien lenders and the holders of its existing convertible notes, which include:

•	A forbearance until January 29, 2016 that allowed the Company to forgo the payment of $19.4 million of principal and interest that would otherwise have been due on December 31, 2015; and
•	An agreement to permit the Company to retain the net cash proceeds from the sale of the Hatteras business.

Mr. Roth concluded, “We fully expect the implementation of RCS Capital’s restructuring should free Cetera’s management and advisors to focus on what we and they do best – deliver quality investment advice and financial products through independent advisors and financial institutions to retail clients across the country. This has not always been an easy journey, and we thank the advisors and institutions we serve for the remarkable loyalty and patience they have shown to us throughout this time.”

Finally, the Company announced the appointment of Bradley Scher, as a member of the board of directors, effectively immediately. Since February 2002, Mr. Scher has been the managing member of Ocean Ridge Capital Advisors, LLC, an independent consulting company providing advice to companies, managements, investors and other constituencies of companies experiencing financial or operating challenges.

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is holding company of Cetera Financial Group. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About Cetera Financial Group

Cetera Financial Group is a leading network of independent retail broker-dealers empowering the delivery of objective financial advice to investors across the country through trusted financial advisors and financial institutions. The network is comprised of ten firms - four legacy Cetera-branded firms (Cetera Advisors, Cetera Advisor Networks, Cetera Investment Services, marketed as Cetera Financial Institutions, and Cetera Financial Specialists) along with First Allied Securities, Investors Capital, Legend Equities Corporation, Summit Brokerage, VSR Financial Services and Girard Securities.

Cetera Financial Group is the second largest independent financial advisor network in the nation by number of advisors, as well as a leading provider of retail services to the investment programs of banks and credit unions. Cetera Financial Group delivers award-winning wealth management and advisory platforms, comprehensive broker-dealer and registered investment adviser services, and innovative technology to approximately 9,500 independent financial professionals and over 600 financial institutions nationwide. Through its distinct firms, Cetera Financial Group offers the benefits of a large, established broker-dealer and registered investment adviser, while serving independent and institutions-based financial advisors in a way that is customized to their needs and aspirations. Cetera Financial Group is committed to helping advisors grow their businesses and strengthen their relationships with clients. For more information, visit www.ceterafinancialgroup.com.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to reach definitive agreements with first and second lien lenders, the ability to receive required regulatory, court and other approvals and to satisfy other conditions to the restructuring. Additional factors that may affect future results are contained in RCS Capital’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

RCS Media & Investor Inquiries:	Cetera Financial Group Media Inquiries:
Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Joseph Kuo / Matthew Griffes Haven Tower Group LLC jkuo@haventower.com or mgriffes@haventower.com 424 652 6520 ext. 101 or ext. 103